                                                                 EXHIBIT (a)(7)




  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase dated August 17, 1998 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Midland Acquisition Corp. by Bear, Stearns & Co.
 Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                      OF
                       DAWSON PRODUCTION SERVICES, INC.
                                      AT
                             $17.50 NET PER SHARE
                                      BY
                           MIDLAND ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                            KEY ENERGY GROUP, INC.

  Midland Acquisition Corp., a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Key Energy Group, Inc., a Maryland corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), including the common stock purchase rights associated therewith (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of September 11, 1997, as amended, between the Company and Harris Trust Company of New York, as Rights Agent (the "Rights Agreement"), of Dawson Production Services, Inc., a Texas corporation (the "Company"), at a price of $17.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 17, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
  YORK CITY TIME, ON MONDAY, SEPTEMBER 14, 1998, UNLESS THE OFFER IS EXTENDED.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 11, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, following consummation of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger") and each Share then outstanding (other than Shares held by the Company as treasury stock, Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent and Shares held by shareholders who perfect any available appraisal rights under the Texas Business Corporation Act) will be converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, in cash payable to the holder thereof without interest thereon. The Company has amended the Rights Agreement (the "Rights Amendment") to prevent the approval, execution and delivery of the Merger Agreement and the consummation of any of the transactions contemplated thereby, including the Offer, from resulting in (i) Parent, the Purchaser or any of their affiliates being deemed to be an Acquiring Person (as defined in the Rights Agreement),
(ii) the distribution of separate Rights certificates, or (iii) the occurrence of a Distribution Date, Shares Acquisition Date, Flip-In Event or Triggering Event (as such terms are defined in the Rights Agreement) and has represented in the Merger Agreement that the Rights Amendment will be sufficient to render the Rights inoperative with respect to any acquisition of Shares by Parent, the Purchaser or any of their affiliates pursuant to the Merger Agreement.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER

AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, CONSTITUTES A MAJORITY OF THE TOTAL NUMBER OF SHARES OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS AT THE TIME SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (2) THE PURCHASER HAVING RECEIVED FUNDS, PURSUANT TO AN EXISTING FINANCING COMMITMENT, IN AN AMOUNT SUFFICIENT TO ENABLE THE PURCHASER TO PURCHASE ALL SHARES OUTSTANDING PURSUANT TO THE OFFER AND THE MERGER AND HAVING OBTAINED A DEFINITIVE FINANCING COMMITMENT FOR CERTAIN BRIDGE FINANCING TO REFINANCE CERTAIN INDEBTEDNESS OF THE COMPANY.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions set forth in the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i)(A) certificates evidencing such Shares ("Share Certificates") or (B) a timely book-entry confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to Section 3 of the Offer to Purchase, (ii)(A) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed or (B) an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

  Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 15, 1998. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in Section 4 of the Offer to Purchase. Withdrawals of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

  The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, September 14, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Any such extension will be followed as promptly as practicable by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer.

  Subject to the terms of the Merger Agreement and the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such Shares.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies. No fees or commissions will be payable by the Purchaser to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               [INNISFREE LOGO]

                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                         CALL TOLL FREE (888) 750-5834

               BANKS AND BROKERS CALL: (212) 750-5833 (COLLECT)

                     The Dealer Manager for the Offer is:

                           BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                           New York, New York 10167

                        CALL TOLL FREE: (888) 933-8901

August 17, 1998